Exhibit 5.1

July 31, 2009
Mayer Brown, LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
YUM! Brands, Inc.	Main Fax (312) 701-7711
1441 Gardiner Lane	www.mayerbrown.com
Louisville, Kentucky 40213

Re:	YUM! Brands, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to YUM! Brands, Inc., a North Carolina corporation (the “Company”), in connection with the proposed sale of one or more series of debt securities (the “Debt Securities”) of the Company, as set forth in the Form S-3 Registration Statement filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”).

Each series of the Debt Securities will be issued under an Indenture, dated as of May 1, 1998, between the Company and The Bank of New York Mellon Trust Company, N.A. (successor in interest to the First National Bank of Chicago), as Trustee (the “Indenture”).  Certain terms of the Debt Securities to be issued by the Company from time to time will be determined by and pursuant to resolutions of the Board of Directors of the Company as part of the corporate action taken and to be taken in connection with the authorization of the issuance of the Debt Securities (the “Corporate Authorizations”).

As special counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company’s Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws, resolutions of the Company’s Board of Directors and such Company records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that upon the completion of the Corporate Authorizations relating to a series of the Debt Securities, the due execution, authentication, issuance and delivery of the Debt Securities of such series, and the receipt of the consideration therefor set forth in the prospectus contained in the Registration Statement and any prospectus supplement relating to such series of the Debt Securities, the Debt Securities of such series will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as such enforceability

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity;

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein.

Very truly yours,

/s/ Mayer Brown LLP
MAYER BROWN LLP